EXHIBIT 99.2

Rules of the 1998 Merant Share Option Plan (“the Plan”)

1.	Definitions

In this Plan:

(a)	“Board” means the board of directors of the Company;

(b)	“Code” means the United States Internal Revenue Code of 1986 (as amended);

(c)	“The Company” means Merant Public Limited Company incorporated in England with number 1709998;

(d)	“Control” means the definition thereof contained in section 840 of the UK Income and Corporation Taxes Act 1988;

(e)	“Date of Grant” means in relation to any Option, the date on which such option is granted in accordance with Rule 10;

(f)	“Employer Corporation” means any company within the Group for which an Eligible Person who has been granted an Option under this Plan performs services;

(g)	“Eligible Person” means a person to whom an Option may be granted as defined in Rule 2 below;

(h)	“Effective Date” means the completion date of the Merger;

(i)	“Group” means the Company and every other company of which the Company has direct or indirect Control;

(j)	“Incentive Stock Option” means an Option which qualifies as an incentive stock option within the meaning of Section 422 of the Code;

(k)	“ISO Group” means the Company and any other Company which is a Parent Corporation or Subsidiary Corporation of the Company;

(l)	“Merant Non-Executive Director” means a director of the Company who has been appointed as a non-executive director;

(m)	“Merger” means the merger of Intersolv, Inc. with and into Tower Merger Sub Inc., a Subsidiary Corporation of the Company.[1]

[1]	The completion date of the Merger was September 24, 1998.

(n)	“Non-Executive Director” means a director of any member of the Group who has been appointed as a non-executive director;

(o)	“Option” means a right granted by the Company in accordance with this Plan to subscribe for Shares;

(p)	“Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time in question, each of the corporations other than the Company owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;

(q)	“Shares” means fully paid ordinary shares in the capital of the Company;

(r)	“Subsidiary Corporation” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time in question, each of the corporations other than the last corporation in the unbroken chain owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;

(s)	“10% Shareholder” means a person who owns shares representing more than 10% of the total combined voting power of all classes of shares in any company which is a member of the ISO Group at the Date of Grant of an Option;

(t)	“fair market value” means the average of the middle market quotations of a share as derived from the Daily Official List of The London Stock Exchange on the three business days immediately preceding the Date of Grant.

2.	Persons to whom Options may be granted

(a)	Options may only be granted to current or former employees and directors of a Member of the Group (“Eligible Persons”) and for the avoidance of doubt shall include Non-Executive Directors provided, however, that Merant Non-Executive Directors shall only receive Options hereunder pursuant to the formula set forth in Rule 6.

(b)	Subject to Rule 7 below Incentive Stock Options may be granted to such Eligible Persons as the Board from time to time and in its absolute discretion may determine.

3.	Non-transferability of Options

Options shall be personal to the person to whom they are granted and shall lapse forthwith if they are purportedly transferred (otherwise than to personal representatives upon death) assigned, mortgaged, charged or otherwise alienated or if that person is adjudicated bankrupt or does or suffers any other act or thing whereby he or she would or might be deprived of the legal or beneficial ownership of the Options.

4.	Number of Shares available to be put under option

(a)	Subject to Rule 14 below (relating to variation in share capital), the aggregate of (1) the total number of Shares in respect of which Options may be granted in accordance with this Plan during the period from the Effective Date to August 18, 2008 and (2) the total number of Shares which may be issued under all other options granted by the Company and which immediately prior to the completion of the Merger remain capable of exercise may not exceed 15% of the issued share capital of the Company, as enlarged, immediately following completion of the Merger (or an aggregate of 25,000,000 Shares, if less).

(b)	For the avoidance of doubt, where Options under this Plan or any other share option plan or scheme established by the Company lapse or cease to be exercisable the Shares under such options may be the subject of new grants of Options under this Plan without being included in the limit in paragraph (a) above. To this end, in addition to the aforementioned limit, the total number of Shares in respect of which Options may be granted under this Plan shall be increased to include the number of all or any Shares which were the subject of options which have lapsed or ceased to be exercisable under other plans or schemes or former plans or schemes established by the Company provided, however, that no more than a total of 25,000,000 shares may be made subject to Options granted hereunder.

(c)	The number of shares subject to an option granted in accordance with the Merant Inland Revenue Approved Share Option Scheme, which option certificate provides that the source of shares subject thereto is the pool of shares available for grant in accordance with this Plan, shall reduce by the same amount, the number of Shares in respect of which Options may be granted in accordance with this Plan. In accordance with paragraph 4(b), where such Merant Inland Revenue Approved Share Option Scheme options lapse or cease to be exercisable, the shares under such options may be the subject of new grants of Options under this Plan.

5.	Maximum or annual number of Shares in respect of which Options may be granted to any person

(a)	Subject to Rule 14 below, the maximum number of Shares in respect of which Options may be granted to any person in accordance with this Plan in the period of this authority shall be 375,000 Shares. Save that any person who commences employment for the first time (whether before or after the adoption of this Plan) with the Company or a member of the Group shall be eligible to be granted Options in respect of up to 1,500,000 Shares in the period of 12 months after the commencement of his employment. Notwithstanding the foregoing, Merant Non-Executive Directors shall only be granted Options pursuant to the formula set forth in Rule 6.

6.	Formula for automatic Option grants to Merant Non-Executive Directors

(a)	Options shall be granted automatically to Merant Non-Executive Directors pursuant to the formula set forth in this Rule 6. The Board does not have the authority to grant Options to Merant Non-Executive Directors other than pursuant to the shareholder approved formula set forth in this Rule 6.

(b)	Each Merant Non-Executive Director who is or becomes a member of the Board on the date of an Annual General Meeting shall be granted an Option in respect of 10,000 Shares (20,000 if such individual is the Chairman) on the business day after the Annual General Meeting, or on the first date thereafter which meets the requirements of Rule 10(a)(ii) hereof. Such annual automatic Option grant shall be fully vested and exercisable as of the Date of Grant.

(c)	Should a Merant Non-Executive Director be newly appointed within the 90 days following an Annual General Meeting, such annual 10,000 Share Option grant (20,000 if such individual is the Chairman) shall be made on the date of such appointment, or on the first date thereafter which meets the requirements of Rule 10(a)(ii) hereof. Thereafter, such individual shall be granted annual Options pursuant to the formula set forth in Rule 6(b) above.

7.	Further restrictions on the grant of Incentive Stock Options

(a)	Incentive Stock Options may only be granted to employees (as that term is used in Section 422 of the Code) of any company which is a member of the ISO Group at the Date of Grant;

(b)	The aggregate fair market value (determined as of the Date of Grant) of Shares in respect of which Incentive Stock Options are exercisable for the first time by an employee during any calendar year pursuant to this Plan (and under any other plan permitting the granting of Incentive Stock Options which might be established by any company in the ISO Group) may not exceed US$100,000. If the fair market value of shares on the Date of Grant in respect of which Incentive Stock Options are exercisable for the first time by an employee during any calendar year exceeds US$100,000, then the Options for the first US$100,000 worth of Shares to become exercisable in such calendar year will be Incentive Stock Options and the Options for the amount in excess of US$100,000 that become exercisable in that calendar year will not be Incentive Stock Options.

8.	Payment for grant of Options

The amount, if any, payable in consideration of the grant of any Options shall be as the Board may decide but in any event shall not be more than £1, which shall not be returnable.

9.	Exercise Price

The exercise price payable for any Share to be acquired upon the exercise of any Option shall be not less than the fair market value of a Share on the Date of Grant:

(a)	In the case of an Incentive Stock Option granted to a 10% Shareholder, the exercise price shall be not less than 110% of the fair market value of a Share on the Date of Grant; and

(b)	in any event, the exercise price shall be not less than the nominal value of a Share.

10.	Times at which Options may be granted

(a)	Options may only be granted on or after the Effective Date and thereafter during any of the following periods with respect to all Eligible Persons other than Merant Non-Executive Directors for whom the formula set forth in Rule 6 establishes the times of grant:

(i)	within the period of 30 days immediately following the date of shareholder approval of this Plan (but no earlier than the Effective Date); or

(ii)	within the period of 42 days immediately following the date on which the Company announces its interim or preliminary annual trading results for any period to the press and The London Stock Exchange (provided that in respect of directors of the Company that such date does not fall during the period of two months prior to the announcement of interim or preliminary annual trading results or, if shorter, the period from the relevant financial period end up to and including the time of the announcement); or

(iii)	to any person who commences employment with a member of the Group for the first time, within the period of 45 days immediately thereafter (provided that in respect of directors of the Company such date does not fall during the period of two months prior to the announcement of interim or preliminary annual trading results or, if shorter, the period from the relevant financial period end up to and including the time of the announcement).

(b)	The Board may grant Options outside the periods specified in this Plan in circumstances which the Board in its absolute discretion deem sufficiently exceptional to justify the grant of Options at that time.

11.	Performance Targets

(a)	The exercise of any Option may by its terms be conditional upon the attainment of one or more objective performance targets (“Performance Targets”). The terms of each Performance Target shall themselves be determined by the Executive Remuneration Committee of the Board in its discretion and shall be specified to the relevant Eligible Person at the same time as the Date of Grant to such Eligible Person.

(b)	Where an issue or reorganisation by the Company or any member of the Group (including, without limitation, any issue of shares or securities or any reduction of capital or sub-division or consolidation of shares) or any other event or circumstance (including a change in accounting policies or practice or a change in the length of the Company’s accounting period) causes the Executive Remuneration Committee reasonably to consider that a different performance target (including in the case of Rules 12(b) and 15, an appropriate reduction in the period for achieving such a Performance Target) would be a more appropriate measure of performance and that the different Performance Target will be a fairer measure of such performance or that any amended performance target will provide a more effective incentive to the holders of Options, the Executive Remuneration Committee after due consultation with the auditors of the Company may determine that a new Performance Target shall be substituted for the existing Performance Target applicable to such Option or Options.

(c)	Where the Executive Remuneration Committee has imposed a Performance Target under Rule 11(a) upon the grant of an Option, that Option may not be exercised except in accordance with any such Performance Target, as from time to time varied in accordance with Rule 11(b).

12.	Option Period

(a)	No Option shall be capable of being exercised later than 10 years after the Date of Grant, or in the case of an Incentive Stock Option granted to a 10% Shareholder, 5 years after the Date of Grant.

(b)	Exercise of an Option shall always be subject to the following additional provisions: (i) if the option holder ceases to provide services to any member of the Group for any reason except the option holder’s death or disability (whether such disability is temporary or permanent, partial or total, as determined by the Board), then the option holder may exercise such option holder’s Options only to the extent that such Options would have been exercisable upon the effective date of such termination no later than three months after the effective date of such termination (or, with respect to Eligible Persons other than Merant Non-Executive Directors, such longer or shorter time period as may be specified in the Option), but in any event, no later than the expiration date of the Options; and (ii) if the option holder ceases to provide services to any member of the Group because of the option holder’s death or disability (or the option holder dies within three months of termination for any reason other than death or disability) then the option holder’s Options may be exercised only to the extent that such Options would have been exercisable by the option holder on the effective date of such termination and must be exercised by the option holder (or the option holder’s legal representative or authorised assignee) no later than 12 months after the effective date of such termination (or, with respect to Eligible Persons other than Merant Non-Executive Directors, such longer or shorter time period as may be specified in the Option), but in any event no later than the expiration date of the Options. The phrase “ceases to provide services” shall include termination of employment.

(c)	Options shall become exercisable at such times and in such increments as shall be determined by the Board.

13.	Stock Exchange Listing

All Shares allotted upon the exercise of any Option shall rank pari passu in all respects with the Shares then in issue and the Company shall apply to the Council of The London Stock

Exchange for Shares allotted pursuant to any Option to be admitted to the Official List. The Company shall provide to each person who shall hold one or more Options a copy of the annual report of the Company as soon as reasonably practicable after it is released by the Company.

14.	Variation in share capital

(a)	As provided for in the rules of The London Stock Exchange, in the event of any increase in the number of Shares issued by way of capitalisation or rights issue or open offer, or any sub-division, consolidation or reduction of any other variation of share capital the Board will make the appropriate adjustment to:-

(i)	the restrictions imposed by Rules 4 and 5 above; and/or

(ii)	the number of Shares which are subject to any Option; and/or

(iii)	the exercise price payable for each Share under any Option;

provided that the exercise price for any Share shall not be less than the nominal value of such Share and no adjustment shall cause an Option to be capable of being exercised later than as mentioned in Rule 11 above.

(b)	As required by the rules of The London Stock Exchange, except in the case of a capitalisation issue no such adjustment shall be made without the prior written confirmation of the auditors of the Company for the time being that it is in their opinion fair and reasonable.

(c)	Written notice of any adjustment shall be given to any person granted an Option who is affected thereby.

15.	Winding-up of the Company and change of control

(a)	Notwithstanding Rule 12 above, it shall be a term and condition of any Option that in the event of notice being given to shareholders of a resolution for the winding-up of the Company, the Option shall be capable of exercise within the period of six months commencing on the date of such notice and the Option shall lapse at the end of such period or on the winding up of the Company, if earlier.

(b)	If the Company is succeeded by a successor corporation, or if any person (“the Offeror”) obtains Control of the Company, then the successor corporation or Offeror may assume, convert or replace any or all outstanding Options, which action will be binding on all option holders. In the alternativ the successor corporation or Offeror may substitute equivalent options or provide substantially similar consideration to option holders as was provided to shareholders (after taking into account the existing provisions of the Options). If such successor corporation or Offeror refuses to assume or substitute Options, such Options shall accelerate and become exercisable in full on such conditions as the Board shall determine prior to such succession or change of control. Any Options not so replaced or exercised shall lapse and cease to be exercisable.

16.	Alteration of the Plan

(a)	Subject to Rule 16(b) below, the Board may at any time alter or add to all or any of the provisions of the Plan in any respect;

(b)	Subject to Rule 16(c) below, no alterations or addition shall be made to any provision of the Plan without the prior approval of shareholders of the Company in general meeting except for: (i) minor amendments to benefit the administration of the Plan; or (ii) alterations or additions that are necessary or desirable in order to comply with the laws and regulations for the time being in force in the United Kingdom or the United States of America or to obtain or maintain approval of the Plan from any government or other regulatory or advisory body whether in the United Kingdom, the United States of America or elsewhere, provided that any such alteration or addition shall not affect the basic principles of the Plan; or (iii) alterations or additions to ensure and maintain treatment as Incentive Stock Options of those Options granted and to be granted that are intended to be treated as such.

(c)	No alterations or additions shall be made to an outstanding Option to the disadvantage of the holder thereof without the prior written consent of such holder.

17.	Administration and Interpretation of the Plan

The Plan shall be administered by the Board or, to the extent necessary to comply with the laws and regulations of the United Kingdom and the United States of America, by the Executive Remuneration Committee of the Board. Subject to the general purposes, terms and conditions of the Plan, the Board or, if applicable, the Executive Remuneration Committee of the Board, shall have full power to implement and carry out the Plan. Any determination made by the Board, or if applicable, the Executive Remuneration Committee of the Board, shall be made in its sole discretion on the Date of Grant of the Option or, unless in contravention of any express term of the Plan or Option, at any later time, and such determination shall be final and binding on the members of the Group and on all persons having an interest in any Option under the Plan.

18.	Duration of the Plan

The authority to grant Options under the Plan will expire on August 18, 2008, the last day of the ten year period commencing on the date this Plan is adopted by the Board.

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